PROMISSORY NOTE

FOR VALUE RECEIVED the undersigned hereby promises to pay to or to the order of Alvaro Vollmers (the "Lender") on October 25, 2008, the principal sum of $59,935 together with interest thereon at the rate of 8% per annum from the date hereof pursuant to the terms and conditions of the Loan Agreement dated effective April 21, 2008 between Columbus Ventures Inc. and the Lender.

The undersigned waives presentment, demand, notice, protest and notice of dishonour and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note.

DATED at Lima, Peru, this 21st day of April, 2008.

COLUMBUS VENTURES INC.

Per:	/s/ Alvaro Vollmers Alvaro Vollmers